EXHIBIT D 1.1

May 31, 2000

Ms. Louise Rickard
Acting Executive Secretary
Department of Public Utility Control
10 Franklin Square
New Britain, CT 06051


Re:	Docket No. 00-05-01

     Application of The Connecticut Light and Power Company for
Approval of the Issuance of Rate Reduction Bonds and Related
Transactions

Dear Ms. Rickard:

     The Connecticut Light and Power Company ("CL&P"), an electric utility subsidiary of Northeast Utilities and a public service company as defined in Connecticut General Statutes ("Conn. Gen. Stat.") Section 16-1, hereby applies to the Department of Public Utility Control (the "Department") for the issuance of a financing order (the "Financing Order") approving the issuance of rate reduction bonds ("RRBs") for the recovery of certain stranded costs and related transactions pursuant to Conn. Gen. Stat. Sections 16-245e to 16-245k (the "Securitization Statute").

     More specifically, CL&P requests that the Department issue a Financing Order that includes a transaction description, findings, and orders and approvals substantially similar to those contained in the Proposed Transaction Description, Findings, and Orders and Approvals To Be Included in Financing Order attached as Exhibit 4 to this Application, and in which, among other things, the Department would:

          (i) establish the transition property (referred to herein and in the Securitization Statute as the "Transition Property"), including the non-bypassable, usage-based charge from which the RRBs will be repaid (the "RRB Charge");

          (ii) approve CL&P's formation of one or more special purpose entities (each, an "SPE"), the capitalization of each SPE by CL&P, and the sale by CL&P to an SPE of Transition Property;

          (iii) approve the issuance of notes by each SPE (the "SPE Debt Securities") and the pledging by each SPE of all of its interest in the Transition Property, and certain other collateral, to secure the SPE Debt Securities;

          (iv approve the issuance of RRBs by a special purpose trust authorized and created by the Office of the State Treasurer (referred to herein and in the Securitization Statute as the "Finance Authority"), which RRBs shall evidence undivided beneficial interests in SPE Debt Securities;

          (v) provide for the periodic adjustment of the RRB Charge via a true-up mechanism;

          (vi) approve the general structure of the RRB Transaction and terms of the SPE Debt Securities and the RRBs, including the proposed use of proceeds;

         (vii) approve the servicing of the RRB Charge by CL&P, as the initial servicer for the Transition Property, or any successor servicer, under a servicing agreement; and

         (viii) declare the Financing Order irrevocable as provided in Conn. Gen. Stat. Section 16-245i(b)(1).

I.  Overview

     Securitization is the financing of a specific asset or pool of assets, through the issuance of securities, frequently referred to as "asset-backed securities." For debt service and repayment of principal, these securities rely solely on the revenue stream underlying the asset or pool of assets and, as a result, their ratings are dependent upon the predictability or volatility of that associated cash flow.

     The Securitization Statute permits the securitization of certain stranded costs (the "Eligible Stranded Costs") and grants the Department the authority to review a securitization application and issue a financing order for the recovery of such costs. The financing order becomes effective only when the applicant files with the Department its written consent to all the terms and conditions contained therein.

     In its order dated July 7, 1999 in Docket No. 99-02-05 (the "Stranded Cost Decision"), the Department approved approximately $3.6 billion as the total amount of CL&P's stranded costs. At the time of the Stranded Cost Decision, the costs of certain mitigation efforts, such as the buyout/buydown of independent power producer ("IPP") contracts, as well as the cost of retiring capital, were not yet quantifiable and, therefore, were not considered.

     In its order dated October 1, 1999 in Docket No. 99-03-36 (the "Standard Offer Decision"), the Department determined that certain Eligible Stranded Costs of CL&P qualify for recovery through the issuance of RRBs. CL&P is now applying to the Department for a Financing Order approving the issuance of RRBs in the aggregate principal amount of approximately $1.436 billion and related transactions pursuant to the terms of the Securitization Statute.

     CL&P understands that the Department has, to date, only approved a portion of its Eligible Stranded Costs as qualifying for securitization. To the extent that additional amounts, such as the IPP contracts, are approved in other dockets, CL&P wants to make sure that the Department has all the necessary information to approve the subsequent securitization of the full $1.436 billion.

II.   Description of Proposed RRB Transaction

     CL&P's right to collect the RRB Charge is irrevocable, pursuant to Conn. Gen. Stat. Section 16-245i(b)(1), and the charge itself is non-bypassable to CL&P's customers. The Transition Property is the asset underlying the RRBs and represents the right to collect the total amount of RRB Charges calculated over the life of the RRBs, together with certain other rights and related costs.

     CL&P will form one or more bankruptcy-remote SPEs, each of which is expected to be a Delaware limited liability company wholly-owned by CL&P and authorized to acquire Transition Property and to issue SPE Debt Securities. Each such SPE will constitute a "financing entity" for purposes of the Securitization Statute. CL&P will capitalize each SPE in an amount anticipated to be at least 0.50% of the initial principal balance of RRBs issued with respect to that SPE.

     CL&P will sell all of its rights in the Transition Property to one or
more SPEs in transactions each of which under Conn. Gen. Stat.   16-245k(h)
will be treated as a legal true sale and absolute transfer to such SPE.

     The SPE will issue and sell SPE Debt Securities to a special purpose trust established by the Finance Authority.

     All of the assets of such SPE, specifically the Transition Property and other specified collateral, will be pledged as collateral to secure the SPE Debt Securities.

     The special purpose trust, constituting a "financing entity" under the Securitization Statute, will issue and sell the RRBs, which will represent undivided beneficial interests in the SPE Debt Securities and any hedging agreement entered into in connection with the transaction. The RRBs will be payable solely from cashflows associated with Transition Property, primarily the RRB Charge. The proceeds from the sale of the RRBs, net of any transaction expenses, will be remitted to the SPE as consideration for the SPE Debt Securities and, ultimately, net of any remaining transaction expenses, remitted to CL&P as consideration for the Transition Property.

     The Finance Authority shall have oversight over the terms and conditions of the RRB issuance.

     The RRB Charge will be adjusted, up or down, pursuant to an RRB Charge true-up mechanism.

     CL&P expects to use the proceeds from the issuance of the RRBs to pay for transaction costs, to reduce capitalization, and to pay call and tender premiums and refinancing costs associated therewith.

III.    Exhibits

The following exhibits are filed with this Application:

1. The testimony of Richard A. Soderman, Director of Regulatory Policy and Planning for Northeast Utilities Service Company.

2. The testimony of Randy A. Shoop, Treasurer of The Connecticut Light and Power Company.

3. The testimony of Mark A. Englander, Senior Financial Analyst in the Finance Group of Northeast Utilities System's Treasury Department.

4. Proposed Transaction Description, Findings, and Orders and Approvals To Be Included in Financing Order.

IV.  Additional Information

1.	The exact legal name of the applicant and its principal place of business is:

The Connecticut Light and Power Company
107 Selden Street
Berlin, CT  06037

CL&P is a corporation organized and existing under the laws of the State of Connecticut.

2.	The name, title, address and telephone number of the attorneys and other persons to whom correspondence or communication in regard to this application are to be addressed:

A.  Randy A. Shoop
Treasurer
The Connecticut Light and Power Company
P.O. Box 270
Hartford, CT  06141-0270
Telephone:  (860) 665-3258
Fax:  (860) 665-5457

B.  Daniel P. Venora, Esq.
Associate General Counsel
Northeast Utilities Service Company
P.O. Box 270
Hartford, CT  06141-0270
Telephone:  (860) 665-3395
Fax:  (860) 665-5504

C.  Duncan D. McCory
Senior Regulatory Planning Analyst
Northeast Utilities Service Company
P.O. Box 270
Hartford, CT 06141-0270
Telephone:  (860) 665-5726
Fax:  (860) 665-3314

D.  Richard J. Wasserman, Esq.
Day, Berry &Howard LLP
CityPlace I
Hartford, CT 06103-3499
Telephone:  (860) 275-0142
Fax: (860) 275-0343

Please contact Daniel P. Venora, Esq., Associate General Counsel, Northeast Utilities Service Company (860-665-3395), if there are any questions with respect to this filing.

Very truly yours,

THE CONNECTICUT LIGHT AND POWER COMPANY

By:/s/Randy A. Shoop
Treasurer